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                                                                     EXHIBIT 2.1

                                  DIADEXUS, LLC

                              CONVERSION AGREEMENT


        This Agreement (the "Agreement") is made as of the 3rd day of April 2000, by and among diaDexus, LLC, a Delaware limited liability company (the "Company"), SmithKline Beecham Corporation, a Pennsylvania corporation ("SB") and Incyte Pharmaceuticals, Inc., a Delaware corporation ("Incyte").

                                    RECITALS

        WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware, pursuant to that certain Operating Agreement dated as of September 2, 1997, as amended ("Operating Agreement") with Incyte and SB as its sole members (collectively, the "Members");

        WHEREAS, the Members and the Company entered into that certain Master Strategic Relationship Agreement dated as of September 2, 1997 ("Master Agreement"), pursuant to which Incyte and SB received membership interests in the Company in consideration for initial and subsequent contributions of cash and certain assets to the Company;

        WHEREAS, the Company entered into certain agreements with Incyte pursuant to which the Company obtained access to certain intellectual property from Incyte, including, (a) that certain Collaborative LifeSeq Agreement dated as of September 2, 1997, as amended, (b) that certain Collaborative Pathoseq Database Agreement dated as of September 2, 1997, as amended, and (c) that certain Collaborative Agreement dated as of February 17, 2000, which superseded both (a) and (b) (hereinafter referred to as the "Incyte Collaborative Agreement");

        WHEREAS, the Company entered into that certain Collaboration and License Agreement by and between SB, SmithKline Beecham plc, an English corporation ("SB plc"), Incyte and the Company, dated as of September 2, 1997, as amended (the "SB Collaboration Agreement," and collectively with the Incyte Collaboration Agreement, the "Collaboration Agreements");

        WHEREAS, in order to facilitate additional financing for the Company pursuant to that certain Series C Preferred Stock Purchase Agreement (the "Series C Agreement") to be executed substantially concurrently herewith, the parties desire to convert the Company from a limited liability company into a Delaware corporation (the "Conversion");

        WHEREAS, in connection with the Conversion and the Series C round of financing of the Company, the parties desire to reaffirm certain rights, privileges and obligations under the Master Agreement and the Collaboration Agreements;

                                    AGREEMENT

        In consideration of the mutual promises contained herein and the foregoing premises which are hereby incorporated as part of the parties' agreement, the parties agree as follows:


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        1. CONVERSION FROM LLC TO CORPORATION.

            1.1 CONSENT. The Members hereby consent to, and waive any provision of any agreement to which they are a party that would prohibit or restrict, the conversion of the Company from a limited liability company organized under the laws of the State of Delaware to a corporation incorporated in the State of Delaware pursuant to Section 265 of the Delaware General Corporation Law and
Section 18-216 of the Delaware Limited Liability Company Act. The corporation resulting from the Conversion (the "Resulting Corporation") shall be treated for all purposes as a corporation subject to subchapter C of the Internal Revenue Code, and shall make no elections to the contrary. The parties agree to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the Conversion in accordance with (i) such statutes and (ii) the purposes and intent of this Agreement.

            1.2 FORM AND INITIAL CAPITALIZATION OF THE RESULTING CORPORATION. The Resulting Corporation shall be governed by a Certificate of Incorporation to be filed with the Secretary of State of Delaware in the form attached hereto as Exhibit A, as such certificate may be amended from time to time in accordance with its terms, and By-laws in the form attached hereto as Exhibit B. Pursuant to the Conversion, the Resulting Corporation shall issue (a) to SB 4,400,000 shares of its Series A Preferred Stock and 100 shares of its Common Stock as consideration for SB's interests in the Company; (b) to Incyte 4,400,000 shares of its Series B Preferred Stock and 100 shares of its Common Stock as consideration for Incyte's interests in the Company; and (c) replacement options to employees of the Company who hold options pursuant to its 1997 Incentive Plan, with such replacement options to have economic terms substantially similar to those of the options replaced, and to be issued pursuant to an equity incentive plan to be adopted by the Board of Directors of the Resulting Corporation and approved by its stockholders. Upon issuance pursuant to the Conversion, all of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock will be duly and validly issued, fully paid and non-assessable. Nothing in this Section 1.2 shall limit or restrict the right of the Resulting Corporation from time to time to issue such additional equity securities, including options or other securities exercisable for or convertible or exchangeable into its capital stock, as may be approved by its Board of Directors in accordance with the terms of its Certificate of Incorporation and By-laws.

            1.3 BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and officers of the Company shall continue in office from and after the effectiveness of the Conversion, subject to such resignations, elections and appointments as may thereafter be effected in accordance with the terms of the Certificate of Incorporation and By-laws.

            1.4 MASTER AGREEMENT. The terms and conditions of the Master Agreement contained in Sections 1.1 and 2.2 and those contained in Articles 3, 4, 5, 6, 7, 9, 10 (other than Section 10.7) shall continue in full force and effect and be binding upon the parties after the Conversion as is contemplated by Section 6.2(b) of the Master Agreement.


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            1.5 WAIVER. The parties hereby waive any and all rights,
liabilities, claims or demands that may result from the failure to merge the Company into a "C" Corporation in the manner and timeframe as contemplated by
Section 6.2(a) of the Master Agreement.

            1.6 OPERATING AGREEMENT. Upon the effectiveness of the Conversion, the parties hereby waive any and all rights, privileges and obligations under the Operating Agreement, and thereupon the Operating Agreement shall be terminated and of no further force or effect.

        2. CONTINUATION OF OBLIGATIONS UNDER COLLABORATION AGREEMENTS. The terms and conditions of the Collaboration Agreements shall remain in full force and effect and be binding upon the parties to such agreements after the Conversion.

        3. MISCELLANEOUS.

            3.1 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            3.2 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of each of the Company and the Members. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon the Company and the Members.

            3.3 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            3.4 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

            3.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            3.6 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


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                            (Signature pages follow)




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        The parties hereto have executed this Agreement as of the date first written above.

                                     DIADEXUS, LLC



                                     By:    /s/Patrick Plewman
                                            ------------------------------------
                                     Name:  Patrick Plewman
                                     Title: President


                                     SMITHKLINE BEECHAM CORPORATION

                                     By:    /s/Donald F. Parman
                                            ------------------------------------
                                     Name:  Donald F. Parman
                                     Title: Secretary


                                     INCYTE PHARMACEUTICALS, INC.

                                     By:    /s/Roy A Whitfield
                                            ------------------------------------
                                     Name:  Roy A Whitfield
                                     Title: C.E.O


                                      C-1
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                                    EXHIBIT A



                                      C-2
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                                    EXHIBIT B



                                      C-3